EXHIBIT 21



SUBSIDIARIES OF THE REGISTRANT

American Medical Security Holdings, Inc., a Wisconsin corporation

American Medical Security, Inc., a Delaware corporation

American Medical Security Insurance Company of Georgia, a Georgia corporation

U & C Real Estate Partnership, a Wisconsin general partnership

United Wisconsin Life Insurance Company, a Wisconsin insurance corporation

Continental Plan Services, Inc., a Wisconsin corporation

Nurse Healthline, Inc., a Wisconsin corporation

Accountable Health Plans of America, Inc., a Texas corporation

AMS HMO Holdings, Inc., a Delaware corporation

American Medical Security Health Plan, Inc., a Florida corporation d/b/a American Medical Healthcare

Unity HMO of Illinois, Inc., an Illinois corporation